Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-233431 and 333-279590) of our report dated September 25, 2024, appearing in this Annual Report on Form 10-K of Pioneer Bancorp, Inc. relating to the consolidated financial statements for the two years ended June 30, 2024.

/s/ Bonadio & Co., LLP

Pittsford, New York

September 25, 2024